UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2013

ACTIVECARE, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)
000-53570 (Commission File No.)	87-0578125 (IRS Employer Identification No.)
1365 West Business Park Drive Orem, UT 84058
(Address of principal executive offices) (Zip Code)

(877) 219-6050
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 13, 2013, ActiveCare, Inc. (the “Corporation”) sold all of the assets used in its medical diagnostic stains and solutions segment conducted under the business registration name “Volu-Sol Reagents” (the “Volu-Sol Business”).  The assets were sold to an unrelated third party pursuant to a written Asset Purchase Agreement.  The assets included (a) all items of tangible personal property of the Corporation used in connection with or associated with the Volu-Sol Business, including furniture, fixtures, equipment, supplies, inventory, as well as the Corporation’s interest under a Multi-Tenant Industrial Gross Lease, dated November 9, 2010, for approximately 11,500 square feet of general office and warehouse space located at 5095 West 2100 South, West Valley City, Utah, and all rights of the Corporation under and with respect to any third party product warranties applicable to any of the assets disposed of under the agreement. The purchaser of the assets was The Horrocks Company, LLC (the “Purchaser”), a newly formed entity under the control of Scott Horrocks, a former employee of the Corporation.  The purchase price included a cash payment at closing in the amount of $220,000.  In addition, the Purchaser will make future payments on each of the first, second, third, fourth and fifth anniversary of the closing date in an amount equal to five percent (5%) of the net income of the Purchaser for the previous 12-month period ending on such anniversary date.  No payment will be required in any given year in which the Purchaser’s revenue attributable to the Volu-Sol Business is less than $465,000.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1           Copy of Asset Purchase Agreement dated June 13, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 19, 2013

ActiveCare, Inc.

By: /s/ Michael Acton
Name: Michael Acton
Title: Chief Financial Officer